An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular Form 1-A: Tier 2

Subject to Completion Dated March 4, 2021

CLICKSTREAM CORPORATION
8549 Wilshire Blvd.
Suite 2181
Beverly Hills, CA 90211
Telephone: (213) 205-0684
Website: www.clickstream.technology

7374	46-5582243
Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

We are offering a number of shares of our common stock at a fixed price of $0.05 to $0.20 per share with no minimum to be sold up to a maximum of 100,000,000 shares, in a self-underwritten best-efforts public offering for gross proceeds of up to $5,000,000. The offering will terminate one year from the date of this offering circular. We plan to commence sales of our common stock as soon as the Regulation A Offering Statement of which this offering circular is a part is qualified by the U.S. Securities and Exchange Commission. See, “Description Of Securities We Are Offering”, page 25, of this offering circular. We are using the disclosure format of Part 1 of Form S-1 pursuant to the general instructions of Part II (a)(1) of Form 1-A and are following the requirements for a smaller reporting company as we meet the definition of term in Rule 405.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page 4 of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Price to the Public*	Underwriting discount and commissions	Total net proceeds we will receive
$0.05 to $0.20 per share	$0.00	$5,000,000

*If we achieve the maximum offering price of $0.20 per share, we would issue a maximum of 25,000,000 shares.

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this offering circular mean Clickstream Corporation. In the footnotes to our financial statements, the “Company” means Clickstream Corporation. The pronoun “you” means the reader of this offering circular.

SUMMARIES OF REFERENCED DOCUMENTS

This offering circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this offering circular is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this offering circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this offering circular is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

FORWARD-LOOKING STATEMENTS

This offering circular contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this offering circular.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

Summary of Information in Offering Circular

Our common stock is publicly traded in the over-the-counter market under the ticker or trading symbol “CLIS”. We provide disclosure pursuant to the Alternative Reporting Standard Disclosure Guidelines which is available on otcmarkets.com. On February 26, 2021, the high, low and closing prices of our common stock as quoted at OTCMarkets.com were $0.30, $0.2314 and $0.281. We are offering up to 100,000,000 shares of our common stock at a fixed price of $0.05 to $0.20 per share in a self-underwritten, best efforts offering.

We plan to use the net proceeds from the offering for payment of outstanding liabilities, salary and related compensation, application development, marketing expense, cash prizes for games and working capital.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, the next following section.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full Offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Type of Stock Offering:	Shares of our Common Stock

Price Per Share:	$0.05 - $0.20

Maximum Offering:	$5,000,000 The Company will not accept investments greater than the Maximum Offering amount.

Maximum Shares Offered:	100,000,000 Shares of Common Stock

Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO COMPANY” on page 35 herein.

Voting Rights:	The Shares have voting rights.

Length of Offering:	Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; or (2) if the Company in its sole discretion withdraws this Offering.

Shares Outstanding:	As of January 31, 2021, the Company had 233,692,325 shares of Common Stock issued and outstanding.

Derivative Securities Outstanding:	As of January 31, 2021, the Company had 4,000,000 shares of Series A Preferred Stock outstanding which are initially convertible into 400,000,000 shares of Common Stock.

Trading	Our Common Stock is traded on the Pink Market of the OTC Markets.

The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an account in the Company’s name and will be immediately available to the Company. Once a subscription agreement is accepted by the Company, funds are non-refundable. The Company plans to begin sales immediately after this Preliminary Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the Offering.

Risk Factors

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this offering circular, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Relating to our Business Model

Our lack of operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We are a development-stage enterprise with two separate product lines. WinQuikTM, our synchronized mobile app and digital gaming platform, has been launched and is currently being marketed. HeyPalTM, our language learning app, has been launched in several countries but is not yet market ready. Neither product line has generated any revenues to date. Our lack of sales does not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel among technology-based businesses.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak (the Pandemic”) was a global pandemic. In response, many governments around the world have implemented, and continue to implement a variety of measures to reduce the spread of the Pandemic, including travel restrictions and bans, instructions or orders to practice social distancing, quarantine advisories, shelter-in-place restrictions and bans and closures of businesses. These measures have materially adversely affected, and will further adversely affect consumer sentiment and discretionary spending patterns, economies and financial markets. Our financial results and prospects are dependent on the sale of services to consumers, and our results subsequent to December 31,2020 may be significantly and negatively impacted. Due to the uncertain and rapidly evolving nature of conditions around the world, we are unable to predict the impact of the Pandemic on our business going forward.

Risk of expanding operations and management of growth.

We expect to experience rapid growth which will place a significant strain on our financial and managerial resources. In order to achieve and manage growth effectively, we must establish, improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

Operating results may significantly fluctuate from quarter to quarter and year to year.

We expect that a significant portion of our revenues for the foreseeable future will be from sponsorships and advertising as well as subscriptions. The timing of revenue in the future will depend to some extent upon the signing of sponsorship deals and the obtaining of advertising. In any one fiscal quarter we may receive multiple or no payments from our sponsors or advertisers. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

If we are unable to hire qualified personnel, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Our personnel are now limited to two executive officers. We must hire significant additional numbers of qualified personnel if we are to achieve our business plan. Salary and benefits of such additional personnel can be expected to place significant stress on our financial condition. And, the availability of such qualified personnel may be limited. You have no assurance we will be able to attract and retain qualified personnel in sufficient numbers to adequately staff our business operations.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations. Our failure to do so could either limit our growth or cause our business to fail.

Because we have only recently introduced our products and services, you have limited information upon which you can evaluate our business.

We have only recently launched our products but not yet generating any revenues. Accordingly, you cannot evaluate our business based on operating history as an indication of our future performance. As a young company in the rapidly evolving online entertainment, education and social interaction market, we face risks and uncertainties relating to our ability to successfully implement our business plan. These risks include our ability to:

●	develop and expand our content and services;

●	attract an audience to our Web sites;

●	develop strategic relationships; and

●	develop and upgrade our technology.

If we are unsuccessful in addressing these risks and uncertainties, we will not be able to successfully implement our business plan and our stock price will decline.

We may fail to meet market expectations because of fluctuations in our quarterly operating results which would cause our stock price to decline.

Our revenues and costs will be different to predict. This is likely to result in significant fluctuations in our quarterly results. Because of our lack of operating history, we anticipate that securities analysts and investors will have difficulty in accurately forecasting our results. It is possible that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

The following are among the factors that could cause significant fluctuations in our operating results:

●	the number of users on, and the frequency of their use of, our Web sites;

●	our ability to attract and retain advertisers and sponsors;

●	the expiration or termination of our strategic relationships;

●	system outages, delays in obtaining new equipment or problems with planned upgrades;

●	our ability to successfully expand our online entertainment offerings beyond the games and game show sector;

●	the introduction of new or enhanced services by us or our competitors;

●	changes in our advertising rates or advertising rates in general, both on and off the Internet; and

●	changes in general economic and market conditions, including seasonal trends, that have an impact on the demand for Internet advertising.

○ The number and frequency of in-app purchases

 We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline.

Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games as well as educational and social interaction. If visitors to our Web sites, users, advertisers or sponsors do not perceive our services to be of high quality, the value of the brand could be diminished, we will lose users and our revenues will decline.

Our advertising pricing model, which is based partly on the number of advertisements delivered to our users, may not be successful.

Different pricing models are used to sell advertising on the Internet. The models we adopt may prove to not be the most profitable. To the extent that we do not meet the minimum guaranteed impressions that we may be required to deliver to users under our advertising contracts, we defer recognition of the corresponding revenues until we achieve the guaranteed impression levels. To the extent that minimum guaranteed impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory in subsequent periods.

In addition, since advertising impressions may be delivered to a user’s Web browser without regard to user activity, advertisers may decide that a pricing model based on user activity is preferable. As a result, we cannot accurately project our future advertising rates and revenues. If we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form, our advertising revenues could be adversely affected.

We may not be able to track the delivery of advertisements on our network in a way that meets the needs of our advertisers.

It is important to our advertisers that we accurately measure the delivery of advertisements on our network and the demographics of our user base. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. We could incur significant costs or experience interruptions in our business during the time we are replacing these services. In addition, if successful, legal initiatives related to privacy concerns could also prevent or limit our ability to track advertisements.

Our business may suffer if we have difficulty retaining users on our Web sites.

Our business and financial results are also dependent on our ability to retain users on our Web sites. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek online entertainment on other sites and spend less time on our sites. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users. In addition, some new users may decide to visit our Web sites out of curiosity regarding the Internet and may later discontinue using Internet entertainment services. If we are unable to retain our user base, the demand for advertising on our Web sites may decrease and our revenues may decline.

We face risks associated with international operations.

We currently plan to operate outside the United States.

Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	differing technology standards that would affect the quality of the presentation of our games to our users;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain demand for electronic commerce;

●	uncertain protection of our intellectual property rights; and

●	imposition of trade barriers.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Competition in the online entertainment, education and social interaction industry are intense and a failure to adequately respond to competitive pressure could result in lower revenues.

There are many companies that provide Web sites and online destinations targeted to audiences seeking various forms of entertainment, education and social interaction content. All of these companies will compete with us for visitor traffic, advertising dollars and sponsorships. This competition is intense and is expected to increase significantly in the future as the number of entertainment- education and social interaction oriented Web sites continue to grow. Our success will be largely dependent upon the perceived value of our content relative to other available entertainment alternatives, both online and elsewhere.

Increased competition could result in:

●	lower profit margins;

●	lower advertising or sponsorship rates;

●	loss of visitors or visitors spending less time on our sites;

●	reduced page views or advertising impressions; and

●	loss of market share.

Many of our potential competitors, in comparison to us, have:

●	longer operating histories;

●	greater name recognition in some markets;

●	larger customer bases; and

●	significantly greater financial, technical and marketing resources.

These competitors may also be able to:

●	undertake more extensive marketing campaigns for their brands and services;

●	adopt more aggressive advertising pricing policies;

●	use superior technology platforms to deliver their products and services; and

●	make more attractive offers to potential employees, distribution partners, sponsors, advertisers and third-party content providers.

Our plans to expand our entertainment education and social interaction businesses beyond our core game show sites and education-social interaction platform may not be successful.

We cannot predict whether we will be able to successfully expand into online entertainment, education and social interaction businesses other than as set forth in our business plan described below. Expanding our business will require us to expend significant amounts of capital to be able to contend with competitors that have more experience than we do in these businesses and may also have greater resources to devote to these businesses. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day core business and devote a substantial amount of time expanding into new areas. If we are unable to effectively expand our business or manage any such expansion, our financial results will suffer, and our stock price will decline.

If we are not able to adapt as Internet technologies and customer demands continue to evolve, we may become less competitive and our business will suffer.

We must adapt to rapidly evolving Internet technologies by continually enhancing our existing services and introducing new services to address our customers’ changing demands. We expect to incur substantial costs in modifying our services and infrastructure and in recruiting and hiring experienced technology personnel to adapt to changing technology affecting providers of Internet services. If we cannot hire the necessary personnel or adapt to these changes in a timely manner or at all, we will not be able to meet our users’ demands for increasingly sophisticated entertainment and we will become less competitive. As a result, our revenues would decline, and our business will suffer.

Changes in government regulation could adversely affect our business.

Changes in the legal and regulatory environment that pertains to the Internet could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. New and existing laws may cover issues like:

●	sales and other taxes;

●	pricing controls;

●	characteristics and quality of products and services;

●	consumer protection;

●	cross-border commerce;

●	libel and defamation; and

●	copyright, trademark and patent infringement.

Customer uncertainty and new regulations could increase our costs and prevent us from delivering our products and services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Our games and game shows are subject to gaming regulations that are subject to differing interpretations and legislative and regulatory changes that could adversely affect our ability to grow our business.

We operate online games of skill and chance that are regulated in many jurisdictions and, in connection therewith, we will reward prizes to the participants. The selection of prize winners is sometimes based on chance, although none of our games requires any form of monetary payment. The laws and regulations that govern our games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel components of our products that could result in additional development costs and the possible loss of revenue.

User concerns and government regulations regarding privacy may result in a reduction in our user traffic.

Web sites sometimes place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company and many other Internet companies use cookies for a variety of different reasons, including the collection of data derived from the user’s Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our Web sites, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

We may be liable for the content we make available on the Internet.

We plan to make content available on our Web sites and on the Web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other Web sites. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

The technical performance of our Web sites will be critical to our business and to our reputation.

The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be affected by computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems. Any secure provider system disruption or failure, security breach or other damage that interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop as critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Our multi-user games will run on proprietary software systems developed by us at significant expense. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our products will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Risks relating to our Capital Structure

There has been recently a relatively active public market for our Common Stock prior to this Offering, but an active market in which investors can resell their shares may not be sustained.

Immediately prior to this Offering, there has been a relatively active market for our shares on the OTC Markets. We cannot predict the extent to which an active market for our shares will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our shares. The initial offering price of our shares in this Offering may not in any way be indicative of the price at which our shares will trade following the completion of this Offering. In addition, in the past, due to lack of capital, we have at times been delinquent in our filings with the SEC and the OTC Markets which we believe had a negative effect on the market for our stock.

Our charter documents and Nevada law may inhibit a takeover that stockholders may consider favorable.

Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

You will suffer immediate and substantial dilution.

The initial public offering price per share will significantly exceed our pro forma net tangible book value per share as of December 31, 2020 of $0.0146. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Additionally, our Series A Convertible Preferred Stock is convertible into 400,000,000 shares of our common stock which, if all the shares of Series A Preferred Stock are converted, would result in a four time increase in our presently outstanding shares of common stock.

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Our Series A Convertible Preferred Stock contains Anti-Dilution Protection

The holders of our Series A Convertible Preferred Stock have anti-dilution rights protecting their interest in the company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two year period following conversion of the Preferred Common Stock calculated at the rate of 80% on a fully dilated basis. The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect.

We will need to raise additional capital that may not be available on acceptable terms.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

We plan to raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

We note that there is significant uncertainty from the affect that the novel coronavirus may have on the availability, cost and type of financing.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan To Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above historic levels and price needed to put it above the “penny stock” level, notwithstanding an offering price above that level. Based on the historic trading prices of our common stock and the market in which it trades, our shares are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Dilution

The term ’dilution’ refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all of the Shares in this offering are fully subscribed and sold at the maximum price of $0.20 per share, the Shares offered herein will constitute approximately 20% of the total Shares of capital stock of the Company. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

As of the date of this Offering, the net tangible book value of the Company was approximately $3,289,000, based on 233,692,325 shares of Common Stock issued and outstanding as of the date of this Offering Circular, that equates to a net tangible book value of approximately $0.014 per share of Common Stock on a proforma basis. Net tangible book value per share consists of shareholders’ equity divided by the total number of shares of Common Stock outstanding. The pro forma net tangible book value, assuming full subscription in this Offering, would be $.025 per share of Common Stock.

The following table illustrates this per share dilution:

 Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. It is not possible to calculate the net dilution because we cannot determine the exact size of the Offering, however, below we have provided an estimation based on an offering price of $0.05 per share and $0.20, respectively as of December 31, 2020 as an example of what could be expected or what we will term as Maximum Dilution.

Existing shareholders based upon percentage of shares being offered	100%	75%	50%	25%

Shares issued in the offering	100,000,000	75,000,000	50,000,000	25,000,000
Net tangible book value per share before the offering	$(0.014)	$(0.014)	$(0.014)	$(0.014)
Net tangible book value per share after the offering	$0.025	$0.023	$0.021	$0.018
Increase to present shareholders in net tangible book value per share after offering	$0.011	$0.009	$0.006	$0.003
Total shares issued and outstanding after the offering	330,660,625	305,660,625	280,660,625	255,660,625
Percentage of ownership after offering assuming maximum number of shares sold	30%	25%	18%	10%

Affect on purchasers of shares in this offering based upon percentage of shares offered

Public offering price per share	$0.050	$0.050	$0.050	$0.050
Dilution to new investors per share	$0.025	$0.027	$0.029	$0.032

How We Plan To Offer and Sell Our Shares

We are offering up to 100,000,000 shares of our common stock at a fixed price of between $0.05 and $0.20 per share, in a self-underwritten best-efforts public offering for gross proceeds of up to $5,000,000. Our directors and executive officers will offer and sell our shares and will not receive any commission or other compensation related to these activities. The offering will terminate one year from the date of this offering circular. You have no assurance we will be able sell any or all of the shares. We are not requiring ourselves to sell any minimum number of shares before we sell any shares.

Persons who decide to purchase our common stock will be required to complete a subscription agreement (attached at the end of this offering circular) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price payable to Clickstream Corporation or concurrently wire the subscription price to the bank account identified in the subscription agreement. We reserve the right to reject subscriptions for any reason. In the event we reject any subscription the associated funds will be promptly refunded to the subscriber without interest, offset or deduction.

How We Plan To Use Proceeds from the Sale of Our Shares

We expect to receive net proceeds of $4,967,500 from the sale of our shares, if we sell the entire offering of 100,000,000 shares, after the payment of approximately $32,500 in offering expenses. The purposes to which we intend to apply the proceeds are set forth in the following table. The columns in the table indicate the level of proceeds applied to the individual line items in the table based on the number of shares in the total offering that we sell. You should note that the table is for illustrative purposes only and there is no minimum raise.

USE OF PROCEEDS

Capital Raised	25%	50%	75%	100%
Less Offering Costs	$32,500	$32,500	$32,500	$32,500
Net Offering Proceeds	$1,217,500	$2,467,500	$3,717,500	$4,967,500

Outstanding Liabilities	$36,500	$36,500	$36,500	$36,500
Salary & Related Comp.	$456,000	$900,000	$950,000	$950,000
Application Development	$100,000	$300,000	$450,000	$250,000
Marketing Expenses	$500,000	650,000	$1,075,000	$1,885,000

Rent	$30,000	$50,000	$50,000	$50,000
Legal	$30,000	$30,000	$30,000	$30,000
Auditing	$20,000	$50,000	$50,000	$50,000
Transfer Agent	$15,000	$15,000	$15,000	$15,000
Acquisitions	$0	$250,000	$800,000	$1,400,000
Working Capital	$30,000	$186,000	$261,000	$301,000
Total	$1,250,000	$2,500,000	$3,750,000	$5,000,000

Description of Liabilities (1)

TOTAL
Jason Hertelius	13,375.00
Market Wired	6,364.00
Nate Bernard	9,295.00
Securex Filings	1,972.00
Harvey Bibicoff	5,500.00

$36,500

(1) All of the liabilities in the table are currently due.

We believe the net proceeds from the sale of all the shares we are offering, assuming a minimum of $1,217,500 of the shares are sold (of which you have no assurance), will be sufficient to fund our operations for at least 12 months, assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we generate revenues, of which you have no assurance, revenues will extend the period over which the net proceeds from the sale of the shares will sustain our operations. See, “Risk Factors”. Our Board of Directors reserves the right to reallocate the use of net proceeds, if, in our judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

Description of Our Business

Our corporate history

We were incorporated in Nevada on September 30, 2005 and previously operated under the name of Peak Resource Incorporated. In August 2008, we changed our name to “Mine Clearing Corporation”. We had been operating as an exploration division in the mining sector until May 2014. On May 2, 2014, we acquired all of the shares of Clickstream Corporation, a Delaware Corporation. Subsequent to the acquisition, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

The address of our executive offices is 8549 Wilshire Blvd., Suite 2181, Beverly Hills, California 90211 and our telephone number is (213) 205-0684.

Overview

Over the last few years, there has been a substantial increase in the availability and quality of applications readily available from sources such as Google Play Store and Apple Play Store for various types of gaming. The initial objective of the Company is to develop apps and digital platforms that disrupt conventional industries. The Company is currently marketing and developing WinQuik™ and HeyPal™ respectively. WinQuik™, is a free-to-play synchronized mobile app and digital gaming platform. The platform is designed to enable WinQuik™ users to have fun, interact and compete in order to win real money and prizes. HeyPal™, a unit of our subsidiary Nebula Software Corp., is a language learning app that focuses on “language exchanging” between users around the world.

Business Plan

As indicated, the company currently has two product lines.

WinQuik™, is a free-to-play synchronized mobile app and digital gaming platform. The platform is designed to enable WinQuik™ users to have fun, interact and compete in order to win real money and prizes. WinQuik™ is currently in production for 2021 featuring actor Pooch Hall and other celebrity hosts such as NFL Quarterback Joshua Dobbs and celebrity chef Jordan Andino. Show subject matter includes sports, music, Hollywood, space, food and much more. Game types are set up dynamically with daily, live games and non-live games available to play multiple times daily as well as the ability to challenge friends and family 1-v-1. As a free-mium platform, ClickStream monetizes the WinQuik™ platform with corporate sponsors and advertisers. For more information please visit: Web:www.clickstream.technology or www.winquik.com | Twitter:www.twitter.com/winquikapp or www.twitter.com/ClickstreamC | Instagram:www.instagram.com/winquiktrivia/.

HeyPal™, by way of ClickStream subsidiary Nebula Software Corp., is a language learning app that focuses on “language exchanging” between users around the world. As opposed to quizzes, flash cards and other traditional language studying tools, HeyPal™’s approach to helping its users learn a new language is by matching them together with native speakers of their target language. For example, if User A speaks English, and wants to learn French, HeyPal™ will match the user with User B who speaks fluent French and wishes to learn English. This approach makes the language learning process more fun, engaging, and encourages faster learning speed. HeyPal™ also has many social media features, including posts and media uploading to “language boards”, allowing users to post original content and be immersed completely in the language they are learning. Nebula intends to monetize HeyPal™ by integrating a unique and effective premium subscription model that will allow users to gain access to certain features that will enhance their social language experience. For more information about HeyPal™, please visit website at www.heypalapp.com and social media on Instagram:https://www.instagram.com/heypalapp/ Instagram:https://www.instagram.com/heypalapp/.

Core Platform:

WinQuik™:

WinQuik™ was developed by InfinixSoft Global, developer of over 650 mobile apps (See http://infinixsoft.com/#portfolio) pursuant to an Application and Development Agreement. WinQuik™ is a free to play gaming platform that caters to the causal user that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target was not the sports betters or the fantasy players. We target a demographic that is much more general and includes more of the female population and individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games are quick to play quiz type games that allow users to get involved in around 20 seconds and then receive results from push notifications. Game types are set up dynamically with live game shows with Hosts daily.

We have entered into a Game Show Host and Executive Producer Agreement with Pooch Hall. Pooch Hall is an American actor, boxer and hip-hop artist known for his roles on Golden Globe and Emmy award winning television series such as Ray Donovan, Suits, Warehouse 13, Royal Pains, The Game as well as the film Jumping The Broom.

We have entered into a Vice-President, Program Development Agreement with Amber Theoharis. Ms. Theoharis is best known for her on-air work as a multi-media personality appearing on NFL Network, Fox Sports, FS1, and The NFL on Westwood One. Prior to moving to Los Angeles in 2012, Amber spent nine years in the Baltimore/Washington market as an anchor/reporter for Mid Atlantic Sports Network (MASN), MLB Network, WRC-TV, and WBFF-TV. She also served as the first female sports anchor in the Columbus, OH market at WSYX-TV and held several other on-air positions earlier in her career after graduating in 2000 from The University of Maryland’s Philip Merrill School of Journalism. In addition to her 20-year award-winning television career, Amber is a writer and producer. Her documentary The Weight of Gold, co-executive produced by Michael Phelps and Podium Pictures will debut on HBO July 29, 2020. She has become a prominent voice for women’s empowerment with her articles published in TIME, Fortune, Sports Illustrated and Thrive Global.

The platform for WinQuik™ is based upon winners winning cash money and prizes.

The initial monetization is intended for corporate sponsors to pay the winners. The benefit to the sponsor is getting unique user hits and eyeballs to their product/company from such games. Eventually the intent is for the platform to expand into affiliate sales of products and once the audience has grown large enough, peer to peer betting.

We launched with a broad-based social marketing campaign which includes paid advertising on key sites as well as strategically aligned influencers, partners and media. We determined that the most cost-effective method for reaching our target market is through social channels such as YouTube, Instagram, Twitter and Facebook.

We also plan to have firms advertise on WinQuik™.

Infinixsoft is operating and maintaining the Application System through hosting of games, providing customer support and providing an internal messaging system whereas users can communicate with each other. WinQuik™ is the exclusive worldwide sole property of the Company.

Pursuant to an Addendum to the Application Development Agreement with Infinixsoft, Infinixsoft is to provide a major application update that will dramatically increase user experience. Updates include redesigning the home screen and overall app aesthetic, as well as providing ways for users to win cash prizes 24/7. Infinixsoft will also add extra layers of cybersecurity and create videos that allow users to interact with our celebrity primetime host Pooch Hall any time of the day. WinQuik will see updates to all three levels of gameplay; live games, daily games, and 1v1 games. Each will now have its own leaderboard and be displayed on the home page so users have easy access to all three. Infinixsoft will also shift some of the prize money to weekly payouts for winners of the 1v1 games and daily games based on users’ scores and other metrics. This will also include UI updates and other enhancements. All new updates are in direct response to user feedback.

Our current plan for WinQuik™ is to scale up our team, operations and marketing to support new features, products and contests.

HeyPal™

HeyPal™ is a social language learning exchange which allows users from around to world to learn new languages through chat and social media. HeyPal™ users exchange with others in their language learning journey with private messaging with auto translation. HeyPal™ management team consist of Tristan Chaudhry and Isaac Nakash. Chaudhry is a full stack software developer with experience building and scaling cutting edge software solutions across a broad spectrum of industries. Nakash is a Viral content creator responsible for growing a top 100 YouTube Channel, generating 1.2 Billion views in 2016.

Employees

At the date of this offering circular, we have no full-time employees. Michael Handelman has been appointed our Secretary and Comptroller on an independent contractor basis and Frank Magliochetti has been appointed our Chief Financial and Executive Officer on an independent contractor basis. Each of Messrs. Handelman and Magliochetti work at their own offices, make their own schedules and work with other clients. Mr. Handelman spends approximately 10 hours per week and Mr. Magliochetti spends approximately 20 hours per week on our matters with the expectation that Mr. Magliochetti’s time commitment will increase as our business grows. However, we do plan to hire a full-time Chief Executive Officer when we have the financial resources to do so.

Litigation

We are not engaged in any litigation at the date of this offering circular. We may be engaged in litigation from time to time in the normal course of business, including claims for injury and damage alleged to be caused by use of our planned products.

Our Property

We do not own or lease any offices at this time other than a “virtual office” at the address set forth on the cover page of this offering circular. In the event we sell a sufficient number of shares of our common stock pursuant to this offering circular, we plan to lease general office space sufficient for our current needs and additional needs of additional personnel in the foreseeable future.

MANAGEMENT DISCUSSION AND ANYLYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have built (1) a free-to-play synchronized mobile app and digital gaming platform. The platform is designed to enable WinQuik™ users to have fun, interact and compete in order to win real money and prizes and (2) a language learning app that focuses on “language exchanging” between users around the world. As opposed to quizzes, flash cards and other traditional language studying tools, HeyPal™’s approach to helping its users learn a new language is by matching them together with native speakers of their target language. The platforms support iOS and Android platforms and web and built dynamically so it can expand quickly.

Results of Operations—Comparison of the Years Ended September 30, 2020 and 2019

Revenue

We had no revenues from operations during either 2020 or 2019. We have focused our efforts on building our business model.

Operating Expense

Operating Expenses were $1,999,000 for the year ended September 30, 2020, compared to $19,000 for the year ended September 30, 2019. For the year ended September 30, 2020, we incurred $238,000 in consulting and professional fees – related parties. For the year ended September 30, 2019 we incurred $9,000. In addition, we incurred $302,000 in consulting and professional fees during the year ended September 30, 2020. No such fees were incurred for the year ended September 30, 2019. For the year ended September 30, 2020, we incurred $1,459,000 in general and administrative expenses. For the year ended September 30, 2019 we incurred $10,000.

Other Expense

Other expense, net was $176,000 for the year ended September 30, 2020 and $8,000 for the year ended September 30, 2019. For the year ended September 30, 2020, we recognized a gain on settlement of debt of $4,000. For the year ended September 30, 2019 we did not recognize any gain on settlement of debt. In addition, we incurred a loss of $15,000 in change in fair value - investments during the year ended September 30, 2020. No such loss was incurred for the year ended September 30, 2019. For the year ended September 30, 2020, we incurred $165,000 in amortization of debt discount. For the year ended September 30, 2019 we did not incur any. For the year ended September 30, 2019, we incurred $8,000 in interest expense. For the year ended September 30, 2020 we did not incur any interest expense.

Net Loss

We had a net loss of $2,175,000 for the year ended September 30, 2020 compared to a net loss of $27,000 for the year ended September 30, 2019. The difference is attributable to the fees and costs for the year ended September 30, 2020 as discussed above.

Liquidity and Capital Resources; Plan of Operations

The financial statements accompanying this Report have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, we had a net loss of $2,175,000 and no cash flow from operations for the year ended September 30, 2020, and an accumulated deficit of $5,778,000 as of September 30, 2020. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We will require substantial additional capital over the next several years in order to continue to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

We have incurred negative cash flow from operations since our inception. As of September 30, 2020 we had cash of $3,015,000 and an accumulated deficit of $5,778,000. The Company’s negative operating cash flow since inception has been funded through a self-underwritten best-efforts public offering for gross proceeds of $5,000,000 and affiliate and stockholder loans.

We require the following minimum funding to remain in business for at least the next 12 months:

Liabilities	$36,500
Salary & Related Comp.	$456,000
Application Development	$100,000
Marketing Expenses	$500,000
Rent	$30,000
Legal	$30,000
Auditing	$20,000
Transfer Agent	$15,000
Acquisitions	$0
Working Capital	$12,500

As of the date of this offering, we have enough money to meet our current monthly obligations of payroll, app development, transfer agent and publicist through December 31, 2021.

 Results of Operations—Comparison of the Three Months Ended December 31, 2020 and December 31, 2019

Revenue

We had no revenues from operations during either 2020 or 2019. We have focused our efforts on building our business model.

Operating Expense

Operating Expenses were $964,000 for the three months ended December 31, 2020, compared to $7,000 for the three months ended December 31, 2019. For the three months ended December 31, 2020, we incurred $731,000 in general and administrative expenses. For the three months ended December 31, 2019 we incurred $7,000. For the three months ended December 31, 2020, we incurred $233,000 in general and administrative expenses. For the three months ended December 31, 2019 we incurred no such costs.

Other Expense

Other expense, net was $0 for the three months ended December 31, 2020 and $2,000 for the three months ended December 31, 2019. For the three months ended December 31, 2019, we incurred $2,000 in interest expense. For the three months ended December 31, 2020 we did not incur any interest expense.

Net Loss

We had a net loss of $964,000 for the three months ended December 31, 2020 compared to a net loss of $9,000 for the three months ended December 31, 2019. The difference is attributable to the fees and costs for the year ended September 30, 2020 as discussed above.

ClickStream completed its free to play (“FREEMIUM”) gaming app built on an analytics platform that caters to the untapped market of casual users that spends a few seconds to interact with a platform for free in order to win real money. Our primary target is not the sports betters or the fantasy players, who will join over time, but rather individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games are quick to play quiz type games that allow users to get involved in around 20 seconds, and then receive results from push notifications. Game types are set up dynamically. Because the format doesn’t change, we run games nightly for NBA to NHL, NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events are automated from the backend of the operating system and launched automatically. APIs are plugged in to track results in real time with a manual option to allow custom events that run through the platform.

The underserved and untapped casual gamer opens up a wider net of potential users who can win significant amounts of money via time breakers, timing of inputting of answers, etc. Competitor platforms pay out an average of a few dollars. Our winners are intended to be more top loaded and pay out around $600 nightly.

Initially monetization is based upon sponsors paying out the pots and advertisers. Sponsors will pay money to sponsor particular events. In return, they will get unique user hits and eyeballs to their product/company. Eventually the platform will expand into affiliate sales of products and once the audience has grown large enough, peer to peer betting. Clickstream will initially fund the first six months of pots in order to attract enough users to get sponsors. Subsequently we intend to expand to peer to peer betting, egaming, advertising, monthly memberships, per bet fees, partnerships and other verticals.

We anticipate that the following will take place:

WinQuik™

 Quarter 2, 2021: Further development of additional platform features, content and contests in conjunction with the widespread release of marketing campaigns aimed at adding FREEMIUM customers to the platform.

Quarter 3, 2021: Scale up of the team, operations and marketing to support new features, products and contests for hopefully tens of thousands of daily users. Initial monetization of WinQuik™

HeyPal™

The HeyPal™ Team launched the HeyPal™ iOS App in 10 countries as part of its Beta Soft Launch Program on February 8th, 2021. The preliminary metrics from the first batch of users have been exponential as users from the 10 countries have already sent over 140K messages, 33K translations and 1400 posts on HeyPal™’s “Language Feeds”.

The HeyPal™ Team is gearing up for the global iOS launch during Q2 of 2021. The team is furthering the development of the HeyPal™ platform, preparing additional features and tools that will help bridge the language learning gap between Native speakers and language learners across the globe. In conjunction with the global release, the HeyPal™ marketing team will begin A/B testing ad campaigns for each country, optimizing and creating ad content that produces a low CPI (cost-per-install) rate. The HeyPal™ marketing campaign will include paid-advertising on platforms such as Instagram, Facebook, Snapchat & TikTok. Additionally, during Q2 the HeyPal™ team will be launching a large-scale influencer marketing campaign that will have a meaningful impact both short & long term for steady viral & organic audience growth.

The HeyPal™ Team will need to expand during the Q2 phase, as we will need additional support for marketing & tech. For marketing we will need a marketing manager that constantly monitors ad campaigns and ad sets ensuring a high performance, cost efficient app install campaign throughout the campaign lifespan. For technology expansion, we look to hire additional staff that have experience launching social media networks of the same magnitude as HeyPal™. Additionally, we will make hires for additional QA testers in preparation for the HeyPal™ Android app.

The third quarter is all about scale, the HeyPal™ team intends to launch the Android version that will give roughly about 70% of the world population access to HeyPal™. At this point the iOS app is extremely stable and marketing is cost effective & maximized. During Q3 we intend to begin the large scale ad campaign that will bolster HeyPal™’s user population to millions of users very rapidly. Android cost-per-install rates are greatly lower than iOS installs and the HeyPal™ Team is confident it will be able to receive tens of thousands of new users every day during Q3 of 2021.

Additionally, during Q3, the HeyPal™ Team will be rolling out the first version of the “HeyPal™ Premium” model, which will allow users access to certain premium features that increase learning ability and social interaction at a monthly/annual subscription fee.

Our Management

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We do not have any employees, other than our directors and executive officers.

NAME	AGE	POSITION
Frank Magliochetti	63	Chairman and Chief Executive Officer, Chief Financial Officer
Michael Handelman	61	Director, Secretary and Treasurer and Comptroller
Amber Theoharis	42	Vice President, Program Development
Michael O’Hara	64	Director
Nicholas B. Panza	35	Director

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. We believe that Messrs. O’Hara and Panza will be deemed independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Nevada law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

The biographies of our officers and directors are as follows:

Frank Magliochetti - Chairman of the Board, Chief Financial Officer and Chief Executive Officer, obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Frank later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Frank is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. Since August 2020, he has served as a director of Winners Inc., a public company engaged in handicapping sports events. From June 2019 to the present, Frank has been Chairman and CEO of Designer Genomics International, Inc., a biotech company. From January 2019 to the present, Frank has been Chairman of Grace Health Technology Inc., a company offering enterprise solutions for the laboratory. From 2002 to the present, Frank has been the managing partner of Parcae Capital Corp, which provides advice on financial restructuring and interim management. From 2000 to the present, Frank has been Chairman of Rehab Medical Holdings, an orthopedic medical device company.

Michael J. O’Hara - Director, has been involved in the field of technology since 1978 with over 30 years of industry experience managing organizations small and large. Michael worked at Lockheed Martin from 2002 through 2014 serving as Systems Engineering Director for two major national defense satellite programs and prior to that as Program Director for a low earth orbit weather satellite system which supports our military and civilian weather predictions. Prior to Lockheed, Michael worked with tech start-ups, serving as Vice President of Business Development at eSat and Vice President of Technical Operations at NetCurrents. From 2000 to 2002. From 1984 through 2000 Michael was with Hughes Aircraft Company (now Boeing) in various technical and management positions. Michael’s final assignment at Hughes was as Chief Systems Engineer for a joint NOAA/NASA/DoD program. During the past five years, Michael has been retired. Michael holds a BS in Physics (Magna Cum Laude) from the University of Massachusetts, MS in Physics from the University of Illinois, and MS in Computer Science from the University of Illinois.

Nicholas B. Panza - Director, was appointed Director on December 24th, 2019. Since August 2020, he has served as a director of Winners Inc., a public company engaged in handicapping sports events. Nick was appointed Vice President of Operations for Stemsation International, Inc. on August 6, 2019, and as a director on October 22, 2019. In 2013, Nick started his first business, American Guard Systems, LLC, a home security company based in South Florida. Mr. Panza has also owned Interactive Marketing Partners, LLC, a marketing company, from 2014 to 2018.

Michael Handelman – Director, Secretary and Treasurer, has served as our Comptroller since January 2021. Since August 2020, he has served as a director of Winners Inc., a public company engaged in handicapping sports events. From November 13,2020 to present, Mr. Handelman has served as the Chief Financial Officer of GT Biopharma, a publicly held biotechnology company. Mr. Handelman served as Chief Financial Officer to Lion Biotechnologies, Inc. from February 2011 until June 2015 and was a member of the Lion Bio Board of Directors from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and as a financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 until October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Prior thereto, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children’s toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

Amber Theoharis - Vice-President, Program Development, has served as our Vice President, Program Development since May 15, 2020. Ms. Theoharis is an EMMY award winning sportscaster currently appearing on NFL Network, FOX Sports and NFL Radio. Ms. Theoharis joined NFL Network in 2012. Prior to that, Ms. Theoharis spent nine years in the Baltimore/Washington market as an anchor/reporter for Mid-Atlantic Sports Network, WRC-TV, WBFF-TV and MLB Network reporting live from ballparks across the country.

Compensation of Directors and Executive Officers

Summary Compensation Table - Officers

Name and Principal Position	Year	Cash Compensation	Total
Frank Magliochetti,	2020	$101,000	$101,000
Chief Executive Officer	2019	$0	$0
Michael Handelman,	2020	$55,000	$55,000
Comptroller	2019	$0	$0
Amber Theoharis,,	2020	$50,500	$50,500
Vice President of Program Development	2019	$0	$0

Director Compensation (exclusive of consulting arrangements)

Name	Fees Earned or Paid in Cash	Total
Frank Magliochetti	$0	$0
Michael Handelman	$0	$0
Michael O’Hara	$20,004	$20,004
Nicholas Panza	$20,004	$20,004

We have not paid or accrued for compensation for any of our directors and executive officers during or with respect to 2019.No director or officer received a grant of an equity award during or with respect to 2019 and 2020 nor is any grant outstanding.

Contracts with Directors and Officers

We currently have agreements dated as of December 24, 2019 with Frank Magliochetti, Nicholas Panza and Michael O’Hara, our directors, pursuant to which each of them has agreed to serve as a director for $1,667 per month with respect to services performed as directors subject to our reimbursing them for reasonable out-of-pocket expense incurred in connection with the performance of their duties. The term as a director is until they are removed by our stockholders, they resign, or commit certain type of crimes. We also have a Director agreement for $1,667 per month with Michael Handelman effective January 1, 2021.

We have entered into an Independent Contractor Agreement with Michael Handelman, effective January 1, 2021, to provide interim services as our Comptroller with monthly compensation of $$1,833. The Agreement is on an at-will basis.

As of December 24, 2019, we had entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer, pursuant to which Parcae has agreed to provide strategic and business development assistance to us for an initial period of three years for $5,000 per month. We have executed an addendum to the Consulting Agreement effective March 1, 2021, Parcae shall be compensated $23,333 per month.

As of May 15, 2020, we entered into a Vice-President, Program Development Agreement with Amber Theoharis., in connection with the production of quick to play games that allow users to get involved in around 60 seconds and then receive results from push notifications in order to win money. The term of the agreement extends to May 14, 2021, subject to extension. Ms. Theoharis is to receive (A) 3,000,000 shares of our restricted stock, (B) $1,000 per production day for up to four game shows per day, and 5% of paid sponsorship revenues for the game shows where Ms. Theoharis provides content, functions as executive producer, and acts as game show host, and (C) $500 per month and 5% of paid sponsorship revenues for each game show she creates, provides content, functions as executive producer, but does not act as game show host. . We have executed an addendum to the Vice-President Program Development Agreement effective December 31st, 2020 and shall end on April 30th, 2021, unless both parties agree to an Additional Term and compensation on or before April 30th, 2021. Ms. Theoharis is to receive (A) the sum of 3,000,000 shares of CLIS restricted common stock upon execution of the May 1st, 2020 Agreement subject to the applicable conditions of Rule 144. (B) the sum of 2,000,000 shares of CLIS restricted common stock upon execution of this December 31st, 2020 addendum subject to the applicable conditions of Rule 144 (C) the sum of $ 5,000 per month for the months July 2020 through December 2020 and $12,500 per month thereafter during the term of this Agreement payable $5,000 per month in cash and $7,500 per month accrued. The accrued portion is due on or before June 1st, 2021.

Who Owns Our Voting Stock

Our principal stockholders are set forth in the following table. These principal stockholders include:

●	each of our directors and executive officers,

●	our directors and executive officers as a group, and

●	others who we know own more than five percent of the voting power of our issued and outstanding equity securities.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

Name of Officer/Director and Control Person	Residential Address	Amount and Nature of Beneficial Ownership	Ownership Percentage of Class Outstanding(1)	Percentage of Voting Power(2)
5% or Greater Stockholders:

Laura Curwen	1101 Grandview Drive, Nashville, TN 37204	250,000 Preferred	6.25	4.0

Joseph Magliochetti	4734 Wildewood Dr., Delray Beach, FL 33445	250,000 Preferred	6.25	4.0

Holly Ruma	4734 Wildewood Dr., Delray Beach, FL 33445	250,000 Preferred	6.25	4.0

Olivia Savor	6958 Houlton Circle, Lake Worth, FL 33467	250,000 Preferred	6.25	4.0

Leonard Tucker, LLC.	20423 State Road 7 F6-123 Boca Raton, FL 33498	462,500 Preferred	11.56	7.3

Irwin and Karen Meyer	2297 Waterby St. Westlake Village, CA 91351	400,000 Preferred; 5,891,609 Common	10.0 2.6	7.3

Alison Marcus	11500 Valentino Lane Las Vegas, NV 89138	300,000 Preferred; 3,140,000 Common	7.5 1.4	5.3

Patricia Meyer	2600 San Leandro Blvd. Apt 708 San Leandro, CA 94578	300,000 Preferred; 3,500,000 Common	7.5 1.5	5.3

Peter Aiello, Jr.	5210 Marmol Drive, Woodland Hills, CA 91364	231,250 Preferred	5.8	4.6

Christine Arenalla	3310 South Ocean Boulevard, Apt. 431-D; Highland Beach, FL 33487	231,250 Preferred; 2,000,000 Common	5.8 1.0	4.0

Fred & Jennifer Ciapetta	21 Apple Hill Drive, Cortland Manner, NY 10511	231,250 Preferred	5.8	3.7

Peter Aiello, Sr.(3)	3310 South Ocean Boulevard, Apt. 431-D Highland Beach, FL 33487	231,250 Preferred	5.8	3.7

Executive Officers and Directors:

Michael O’Hara	310 Bonnie Lane, Hollister, CA 95023	5,050,500 common	2.2	1.0

Michael Handelman	3210 Rickey Ct. Thousand Oaks, CA 91362	2,780,833 common	1.2	—

Frank Magliochetti	4734 Wildewood Dr., Delray Beach, FL 33445	1,500,000 Common	0.7	—

Panza Family Trust	1667 E. Classical Blvd. Delray Beach, FL 33445	462,500 Preferred	11.56	7.3

Ryan Smollar	807 ½ Kanuga Dr. West Palm Beach, FL 33401	100,000 Preferred	2.50	1.6

Amber Theoharis	c/o Kristin Bredes La Femina ICM Partners 65E. 55th Street, Floor 14 New York, NY 10022	5,000,000 Common	2.17	—

Total Officers and Directors, as a Group (6 persons)		10,631,333 Common; 562,500 Preferred	4.6 14.0	12.8

(1) Based on 233,692,325 shares of Common Stock and 4,000,000 shares of Series A Convertible Preferred Stock outstanding.

(2) Each share of Preferred Stock is entitled to vote on the basis of 100 times each share of Common Stock.

(3) Held through Capa Partners, Limited

Related Party Transactions

We have not engaged in any related party transactions during our two most recently completed fiscal years and the current fiscal year to date of this offering circular, except as follows.

I.	Winners Inc.

During the year ended September 30, 2020, the Company completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS) (www.vegaswinners.com). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since certain officers and members’ of the Company’s Board of Directors are also members of Winner’s Inc. Board of Directors. These transactions are as follows:

	9/30/2020	9/30/2019
A. Note Receivable	$200,000	$—
B. Investment in Winners, Inc.	35,000	—
C. Option to acquire common shares of Winners, Inc.	100,000	—
Total	$335,000	$—

A.	Note Receivable

In July, 2020, the Company received a promissory note in the amount of $350,000 from Winners Inc. The note is secured by all tangible and intangible assets of Winners Inc., bears interest at a rate of 10% per annum and will mature on August 11, 2021. Subsequent to the receipt of the promissory note, a total of $150,000 has been collected. The balance of the note receivable as of September 30, 2020 is $200,000.

Subsequent to September 30, 2020, the Company received two promissory notes from Winners Inc. in the aggregate of $315,000. The promissory notes are secured by tangible and intangible assets of Winners, Inc., bears interest at a rate of 10% per annum and will mature in November and December 2021.

B.	Investment in Winners Inc.

In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

The Company accounted the investment to Winners Inc. pursuant to ASC 320, Investments - Debt and Equity, as the Company’s equity interest does not give it the ability to exercise significant influence (generally less than 20% of an investee’s equity) and accounts for the investment at fair value. The investment is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. As of September 30, 2020, the investment had a fair value of $35,000, resulting in a loss on investment of $15,000 during the year ended September 30, 2020.

C.	Option to acquire common shares of Winners, Inc.

In August 2020, the Company obtained an option from Thomas Terwilliger, Winners Inc.’s Chief Executive Officer and shareholder, to purchase 14,901,200 common shares owned by him representing approximately 14% of the Winners Inc.’s voting interest for $175,000 for which the Company has provided a $100,000 non-refundable deposit. Once the Company has remitted the remaining $75,000 to Mr. Terwilliger, the option will be exercisable anytime starting on December 1, 2020 through March 31, 2021.

II.	Consulting Agreements

We entered into a Consulting Agreement with Parcae Capital Corporation which is a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $5,000 per month. We have executed an addendum to the Consulting Agreement effective whereby upon the filing of this offering circular, Parcae shall be compensated $23,333 per month.

III.	Settlement Agreements

During the year ended September 30, 2020, the Company entered into settlement agreements with certain officers and stockholders for the settlement of unpaid fees in the aggregate of $1,123,000 in exchange for cash payment of $100,000 and issuance of 6,750,000 shares of common stock with fair value of $18,000 as follows:

Irwin Meyer (Consultant)	$351,200	Consulting Agreement	Settled with Cash ($40,000)
Michael Handelman (Chief Financial Officer)	$200,053	Consulting Agreement	Settled with Cash ($25,000)
Michael O’Hara (Director)	$91,260	Consulting Agreement	Settled with shares
Nate Bernard (Former CEO)	$206,299	Consulting Agreement	Settled with shares
Parcae Capital Corp. (Frank Magliochetti)	$200,000	Consulting Agreement	Settled with Cash ($35,000)

Description Of Our Capital Stock

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Nevada corporation law. We are authorized to issue 2,000,000,000 shares of common stock and 10,000,000 shares of Preferred Stock. At the date of this offering circular, we have 233,692,325 shares of common stock and 4,000,000 shares of our Series A Convertible Preferred Stock issued and outstanding.

Our shares of common stock:

●	have one vote per share on election of each director and other matters submitted to a vote of stockholders

●	have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

●	are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights; and

●	do not have cumulative voting rights.

Our shares of Series A Preferred Stock:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the later of:

a.	The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $5,000,000 in cash proceeds to the Company, net of underwriting discounts.
b.	The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred Stock.
c.	January 1st, 2022.

●	Shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Our transfer agent is Transfer Online whose address is 512 SE Salmon Street, Portland, Oregon 97214, whose phone number is 503-227-2950.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 333,692,325 outstanding shares of common stock if we complete the maximum offering hereunder and issue 100,000,000 shares of common stock. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is NOT an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the Offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the Offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

LEGAL MATTERS

We are not a party to any pending or threatened legal proceedings or disputes, and we do not anticipate the institution of any legal proceedings. Certain legal matters with respect to the validity of the shares of common stock to be distributed pursuant to this offering will be passed upon by TroyGould PC, Los Angeles California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements of Clickstream Corp of and for the years ended September 30, 2020 and 2019, included in this Offering Circular have been audited by Weinberg& Company P.A.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable as we have not engaged an independent registered public accounting firm, however, may do so in the future.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner they reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

U.S. Securities and Exchange Opinion on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REPORTS

When this offering is completed, we will be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports. After this offering is qualified and upon completion of the audit of our financial statements, we also plan to file a Form 10 registration statement pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), which upon effectiveness of the registration statement we will be subject to all of the fully-reporting requirements of the Exchange Act.

AVAILABLE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a Tier 2 Offering Circular pursuant to Regulation “A” promulgated under the Securities Act of 1933, as amended. For further information concerning our Company and our shares of Common Stock in this Offering Circular, reference is made to the Form 1-A and the Exhibits filed therewith.

Upon the completion of this Offering, we will be required to file certain reports and other information with the SEC for a period of time. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding Issuers that file electronically with the SEC on the EDGAR system. The address of that site is www.sec.gov.

Where You Can Find More Information About Us

We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this offering circular. This offering circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Clickstream Corp.

Los Angeles, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Clickstream Corp. (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred recurring operating losses and used cash in operations since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

Weinberg & Company, P.A.

Los Angeles, California

February 18, 2021

CLICKS TREAM CORP.

Consolidated Balance Sheets

	September 30,	September 30,
	2020	2019
Assets:
Current assets
Cash and cash equivalents	$3,015,000	$—
Prepaid expenses	1,105,000	—
Related party note receivable - Winners Inc.	200,000	—
Total Current Assets	4,320,000	—

Related party investment in and option to acquire common shares - Winners, Inc.	135,000	—

Total assets	4,455,000	—

Liabilities and Stockholders’ Equity (Deficit):

Current liabilities
Accounts payable and accrued expenses	$144,000	$208,000
Accounts payable - related parties	9,000	1,109,000
Notes payable	—	48,000
Loan payable - stockholder	—	65,000
Advances from stockholders	7,000	19,000
Total current liabilities	160,000	1,449,000

Preferred stock, par value $0,001, 10,000,000 shares authorized. 4,000,000 shares issued and outstanding as of September 30, 2020. None as of September 30. 2019. respectively	50,000	—

Stockholders’ Equity (Deficit):

Common stock, par value $0.0001, 2,000,000,000 shares authorized. 220,560,625 and 83,438,231, shares issued and outstanding as of September 30, 2020 and September 30, 2019. respectively	22,000	8,000
Additional paid in capital	10,001,000	2,146,000
Accumulated deficit	(5,778,000)	(3,603,000)
Total stockholders’ equity (deficit)	4,245,000	(1,449,000)

Total liabilities and stockholders’ equity (deficit)	$4,455,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

CLICKS TREAM CORP.

Consolidated Statements of Operations

	For the Year Ended September 30,
	2020	2019

Revenues	$—	$—

Operating Expenses:
Consulting and professional fees -related parties	238,000	9,000
Research and development	302,000	—
General and administrative	1,459,000	10,000
Loss from Operations	1,999,000	19,000

Other (Income) Expense
Gain on settlement of debt	(4,000)	—
Interest expense	—	8,000
Change in fair value -Investments	15,000	—
Amortization of debt discount	165,000	—
Total Other Expense, net	176,000	8,000

Net Loss	$(2,175,000)	$(27,000)

Net loss per share
Basic and diluted	$(0.02)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	116,439,213	83,438,231

The accompanying notes are an integral part of these consolidated financial statements.

Clickstream Corp.

Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total

Balance, September 30, 2018	83,438,231	$8,000	$2,146,000	$(3,576,000)	$(1,422,000)
Net loss				(27,000)	(27,000)
Balance, September 30, 2019	83,438,231	8,000	2,146,000	(3,603,000)	(1,449,000)
Inherent compensation from issuance of Preferred Series A			180,000	—	180,000
Issuance of common stock for private placement offering	100,000,000	10,000	4,990,000	—	5,000,000
Issuance of common stock for settlement of debt	7,850,000	1,000	28,000	—	29,000
Gain on settlement of debt from related parties	—	—	1,010,000	—	1,010,000
Issuance of common stock for services	29,272,394	3,000	1,647,000	—	1,650,000
Net loss				(2,175,000)	(2,175,000)
Balance, September 30, 2020	220,560,625	$22,000	$10,001,000	$(5,778,000)	$4,245,000

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.

Consolidated Statements of Cash Flows

	For the Year Ended
	September 30,
	2020	2019
CASHFLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,175,000)	$(27,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	165,000	—
Gain on settlement of debt	(5,000)	—
Stock based compensation	316,000	—
Amortization of prepaid stock compensation	461,000	—
Change in fair value - investment in Winners. Inc.	15,000
Effect of changes in:
Prepaid expenses	(14,000)	—
Accounts payable and accrued expenses	(51,000)	18,000
Accounts payable -related parties	(77,000)	9,000
Advances from stockholders	(4,000)
Net Cash Used in Operating Activities	(1,369,000)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit for the option to acquire common shares - Winners. Inc.	(100,000)	—
Investment in Winners. Inc.	(50,000)
Advance to Winners. Inc.	(350,000)
Repayment of advance to Winners. Inc.	150,000	—
Net Cash Used in Investing Activities	(350,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	165,000	—
Payment of notes payable	(378,000)
Payment of loan payable - stockholder	(65,000)	—
Proceeds from private placement offering	5,000,000	—
Proceeds from issuance of Series A preferred stock	12,000	—
Net Cash Provided by Financing Activities	4,734,000	—

Net Increase in Cash	3,015,000
Cash at Beginning of Period	—	—
Cash at End of Period	$3,015,000	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock issued for debt settlement	$1,039,000	$—
Fair value of common stock issued accounted as prepaid stock compensation	$1,552,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2020 and 2019

Note 1 – Organization and Operations

The Company was incorporated in the state of Nevada on September 30, 2005 and previously operated under the name Peak Resources Incorporated. In August 2008, we changed our name to Mine Clearing Corporation. On May 2, 2014, the Company acquired all of the outstanding shares of ClickStream Corporation, a Delaware corporation, pursuant to a merger into a wholly-owned subsidiary of the Company. As a result of the merger, we changed our name to Clickstream Corporation (Company) and have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms. The Company’s website address is www.clickstream.technology and our common stock is traded in the OTC Market under the symbol “CLIS”.

The Company has developed a free to play gaming app, WINQUIK, based on an analytics platform that caters to the untapped market of casual users that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target is not the sports betters or the fantasy players, who will join over time, but rather individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games will initially be quick to play quiz type games that allow the user to get involved in around 20 seconds, and then receive results from push notifications. Game types are set up dynamically. Because the format doesn’t change, we can run games nightly for professional sports entities such as the NBA, NHL and NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events can be automated from the backend of the operating system and launched automatically. Application Programming Interface (API) are plugged in to track results in real time, and there is a manual option to allow customs events that can be run through the platform.

In January 2021, the Company acquired HeyPal, a language exchange platform allowing users from around the world to learn new language through interactive change and social posts. The Company is currently in the process of commercializing this platform.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in its financial statements, the Company has not yet generated any revenues since its inception. In addition, during the year ended September 30, 2020, the Company had incurred a net loss of $2,175,000 and used cash in operations of $1,369,000. These factors, among others, raise doubt about the Company’s ability to continue as a going concern. In addition, our independent auditors, in their report on our audited financial statements for the year ended September 30, 2020, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The Company has a limited operating history, which makes it difficult to evaluate our current business and future prospects. There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many in the sports industry to curtail drastically their operations or to temporarily suspend their operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers.

The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending. The Company’s financial results and prospects are dependent on the sale of these services. The Company’s operations subsequent to September 30, 2020 maybe significantly and negatively impacted.

Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

Note 3 – Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated useful lives of property and equipment, accruals for potential liabilities, certain assumptions used in deriving the fair value of share-based compensation and realization of deferred tax assets.

Stock-Based Compensation

The Company issues shares of Common Stock as share-based compensation to employees and non- employees. The Company accounts for its share-based compensation to employees in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 718, Compensation – Stock Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at anticipated future tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three (3) levels of fair value hierarchy are as follows:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as note receivable, accounts payable and accrued payables and notes and loan payable, approximate their fair values because of the short maturity of these instruments. The Company uses Level 1 inputs for its valuation of its investment.

Investment

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured using the equity method or measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). We perform a qualitative assessment on an annual basis and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded as part of other (income) expense.

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of shares of convertible preferred stock are excluded from the diluted loss per share calculation if they are determined to be anti-dilutive. As of September 30, 2020 and 2019, basic and diluted shares outstanding are the same as effect of conversion of the preferred shares would be anti-dilutive.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Adopted Accounting Pronouncements

Effective October 1, 2018, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The adoption of ASC 840 did not have any impact to the Company’s financial statements as the Company’s has no lease obligations as of and during the years ended September 30, 2020 and 2019.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 4 – Related Party Note Receivable, Investment and Option to Acquire Common Shares - Winners, Inc.

During the year ended September 30, 2020, the Company completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS) (www.vegaswinners.com). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since certain officers and members’ of the Company’s Board of Directors are also members of Winner’s Inc. Board of Directors. These transactions are as follows:

	9/30/2020	9/30/2019
A. Note Receivable	$200,000	$—
B. Investment in Winners, Inc.	35,000	—
C. Option to acquire common shares of Winners, Inc.	100,000	—
Total	$335,000	$—

A.	Note Receivable

In July, 2020, the Company received a promissory note in the amount of $350,000 from Winners Inc. The note is secured by all tangible and intangible assets of Winners Inc., bears interest at a rate of 10% per annum and will mature on August 11, 2021. Subsequent to the receipt of the promissory note, a total of $150,000 has been collected. The balance of the note receivable as of September 30, 2020 is $200,000.

Subsequent to September 30, 2020, the Company received two promissory notes from Winners Inc. in the aggregate of $315,000. The promissory notes are secured by tangible and intangible assets of Winners, Inc., bears interest at a rate of 10% per annum and will mature in November and December 2021.

B.	Investment in Winners Inc.

In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

The Company accounted the investment to Winners Inc. pursuant to ASC 320, Investments - Debt and Equity, as the Company’s equity interest does not give it the ability to exercise significant influence (generally less than 20% of an investee’s equity) and accounts for the investment at fair value. The investment is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. As of September 30, 2020, the investment had a fair value of $35,000, resulting in a loss on investment of $15,000 during the year ended September 30, 2020.

C.	Option to acquire common shares of Winners, Inc.

In August 2020, the Company obtained an option from Thomas Terwilliger, Winners Inc.’s Chief Executive Officer and shareholder, to purchase 14,901,200 common shares owned by him representing approximately 14% of the Winners Inc.’s voting interest for $175,000 for which the Company has provided a $100,000 non-refundable deposit. Once the Company has remitted the remaining $75,000 to Mr. Terwilliger, the option will be exercisable anytime starting on December 1, 2020 through March 31, 2021.

The Company followed the guidance of ASC 321, Investment – Equity Securities and accounted the option at cost of $100,000 at September 30, 2020. Once remaining balance of $75,000 is paid to Mr. Terwilliger and the option is exercised, the Company will account for the common shares to be acquired in accordance with ASC 320, Investments – Debt and Equity

Note 5 – Notes Payable

From June 2016 through June 2017, the Company issued notes payable in the aggregate of $48,000 in exchange for cash. The notes payable were unsecured, bear interest starting at 8% up to 20% per annum, and matured starting in September 2016 through January 2018. As of September 30, 2019 the outstanding balance of the notes payable amounted to $48,000.

In March 2020, the Company issued notes payable in the aggregate of $330,000 in exchange for cash of $165,000, representing an original issue discount (OID) of $165,000. The notes did not bear interest, however, the implied interest rate was determined to be 50% as the notes were issued at a discount of 50%, and matured starting in June 2020 through September 2020. The OID was accounted as debt discount and was amortized to interest expense over the term of the notes payable.

During the year ended September 30, 2020, the Company paid all outstanding notes payable in the aggregate of $378,000. As of September 30, 2020, there were no outstanding balance of our notes payable.

Note 6 – Loan Payable - Stockholder

In fiscals 2017 and 2016, the Company issued promissory notes to a stockholder, in the aggregate of $65,000 in exchange for cash. The notes were unsecured and were due within ten days upon on the completion of an initial financing by the Company. As of September 30, 2019 the outstanding balance of the promissory notes amounted to $65,000.

During the year ended September 30, 2020, the Company repaid the balance of $65,000. As of September 30, 2020, there were no outstanding balance of loan payable to stockholder.

Note 7– Related Party Transactions

Accounts Payable – Related Parties:

Accounts Payable – Related Parties represents unpaid fees to officers and stockholders for consulting and corporate services rendered to the Company. As of September 30, 2018, outstanding fees due to these officers and stockholders amounted to $1,100,000.

During the year ended September 30, 2019, the Company accrued $9,000 due to these officers and stockholders for services rendered. As of September 30, 2019, outstanding fees due to these officers and stockholders amounted to $1,109,000.

During the year ended September 30, 2020, entered into settlement agreements with certain officers and stockholders for the settlement of unpaid fees in the aggregate of $1,123,000 in exchange for cash payment of $100,000 and issuance of 6,750,000 shares of common stock with fair value of $18,000. As a result of these settlement, the Company recorded a gain of $1,005,000 to account the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of a settlement with related parties. As of September 30, 2020, outstanding fees due to these officers and stockholders amounted to $9,000.

Advances from Stockholders:

Advances from stockholders represents cash advances received from stockholders or expenses paid the stockholders in behalf of the Company. As of September 30, 2018, outstanding advances from stockholders amounted to $18,000.

During the year ended September 30, 2019, the Company recorded $1,000 in advances received from a stockholder. As of September 30, 2019, outstanding advances from stockholders amounted to $19,000.

During the year ended September 30, 2020, the Company recorded advances of $4,000 and paid $8,000. In addition, one stockholder settled advances of $8,000 in exchange for the issuance of 1,000,000 shares of common stock with a fair value of $3,000. As a result of this settlement, the Company recorded a gain of $5,000 to account for the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of settlement with a related party. As of September 30, 2020, outstanding advances from stockholders amounted to $7,000.

Consulting Agreements:

During fiscal 2020, the Company executed consulting agreements with shareholders and/or officers of the Company ranging from 12 months to 36 months. As a result, the Company recognized consulting expense of $238,000. There were no similar agreements in fiscal 2019 (see future commitment at Note 12).

Winners Inc.

During the year ended September 30, 2020, the Company received a promissory note from Winners Inc. and also purchased equity interest. See Note 4.

Note 8 – Notes Payable Series A Preferred

Issuance of Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Series A has the following rights and privileges:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the latest of:

a.	The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $5,000,000 in cash proceeds to the Company, net of underwriting discounts;
b.	The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred stock; and
c.	January 1, 2022, as amended

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti- dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully- diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

During the year ended September 30, 2020, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock (Series A) in exchange for cash of $12,000 or $0.0125 per share. In addition, the Company issued 2,000,000 shares of its Series A to two non-related consultants for services rendered and 1,000,000 shares of its Series A to a related party pursuant to a consulting agreement with a total fair value of $38,000 which was based on the cash selling price of the Series A of $0.0125 per share

The Company considered the guidance of ASC 480-10, Distinguishing Liabilities From Equity to determine the appropriate treatment of the Series A shares. Pursuant to ASC 480-10, the Company determined that the Series A shares is an obligation to be settled, at the option of the Company, in cash or in variable number of shares with a fixed monetary value that should be recorded as a liability under ASC 480-10. As a result, the Company recorded the issuance of its Series A for cash and services with a total amount of $50,000 as a liability, Notes Payable – Series A Preferred.

Inherent Compensation

Prior to the issuance of the 4 million Series A shares in December 2019, the market capitalization of the Company was estimated to be $217,000 based upon the Company’s issued and outstanding common stock of 83,438,231 shares. The Company determined that the Series A shareholders were granted an inherent compensation/benefit since the Series A shares are convertible to 400,000,000 shares of common stock that will result in a substantial change in the ownership of the Company upon its conversion. At the date of the issuance of the Series A, holders of the Series A shares on an if converted basis, will potentially own approximately 83% of the Company. As such, the Company recorded stock compensation of $180,000 based upon the estimated market capitalization of the Company and the estimated change in ownership to account for the inherent compensation as a result of the issuance of the Series A shares.

Note 9 - Stockholders’ Equity (Deficit)

Issuance of Common Stock for Services

During the year ended September 30, 2020, the Company issued a total of 8,022,394 shares of common stock to consultants with a fair value of $98,000 for services rendered. In addition, the Company also issued 21,250,000 shares of common stock to consultants with a fair value of $1,552,000 with a requisite service period of 12 months up to 24 months Pursuant to current accounting guidelines, the Company recorded the fair value of $1,571,000 as part of prepaid expenses and is being amortized over the corresponding requisite service period. During the year ended, the Company amortized a total of $461,000 of these prepaid stock compensation, leaving a balance of $ in prepaid expenses as of September 30, 2020. These common shares issued were valued at the trading price at the respective date of issuances.

Issuance of Common Stock for Cash

During the year ended September 30, 2020, the Company conducted an offering under Regulation A. As a result of this offering, the Company issued 100,000,000 shares of common stock which resulted in cash proceeds of $5,000,000.

Issuance of Common Stock for Debt

During the year ended September 30, 2020, the Company issued a total of 7,750,000 shares of common stock with a fair value of $21,000 to settle debts (see Note 7). In addition, the Company also issued 100,000 shares of common stock with a fair value of $8,000 to consultants as part of a settlement of debt that was accounted as a loss on settlement of debt. The common shares issued were valued at the trading price at the respective date of settlement.

Note 10 – Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

During the year ended September 30, 2020, the Company incurred $302,000 of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app. There was no similar expense during the year ended September 30, 2019.

Note 11 – Income Tax

The Company did not record any income tax provision for the years ended September 30, 2020 and 2019 due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and California (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since September 30, 2015. At September 30, 2020, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $ 0.6 million. These carry forwards will begin to expire in the year ending September 30, 2035, subject to IRS limitations, including change in ownership. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At September 30, 2020 and 2019, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $0.6 million would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	9/30/2020	9/30/2019
Net Operating Loss Carryforward	$445,000	$147,000
Less: Non-cash items and other temporary differences	238,000	384,000
Total net deferred tax assets	683,000	531,000
Less: valuation allowance	(683,000)	(531,000)
Net Deferred tax assets	$—	$—

A reconciliation of income taxes with the amount computed at the statutory rate are as follows:

	9/30/2020	9/30/2019
Computed tax provision (benefit) at federal statutory rate	21%	21%
State income taxes, net of federal benefit	3%	3%
Permanent differences	1%	1%
Net Operating loss	-25%	-25%
	0%	0%

Note 12– Commitments and Contingencies

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding currently pending.

Consulting Agreements

The Company has consulting agreements with various consultants and related party consultants with a service term ranging from 12 months up to 36 months. The following table summarizes the Company’s future payments/commitments as of September 30, 2020:

Year ending September 30:
2021	$628,000
2022	640,000
2023	160,000
Total minimum payments	$1,428,000

A total of $1.2 million of our future payments/commitments are due to related party consultants (see Note 7).

Note 13 – Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from September 30, 2020 through the date of issuance of these financial statements.

●	Subsequent to September 30, 2020, the Company acquired Nebula Software Corp. (Nebula), the developer of the HeyPal app, a global social learning community that allows users to learn a new language. The Company issued 10,000,000 shares of its common stock in the acquisition. In addition, the Company also reimbursed the former owners of Nebula, $110,000 for costs incurred prior to its acquisition. The Company is currently in the process of determining the appropriate accounting for the acquisition.

●	Subsequent to September 30, 2020, the Company advanced $315,000 to Winners Inc. in the form of 10% secured promissory notes due December 31, 2021.

CLICKSTREAM CORP.

Consolidated Balance Sheets

(unaudited) (not reviewed by Independent Registered Accounting Firm)

	December 31,	September 30,
	2020	2020
Assets:		(audited)
Current assets
Cash and cash equivalents	$1,985,000	$3,015,000
Prepaid expenses	741,000	1,105,000
Related party note receivable - Winners Inc.	515,000	200,000
Total Current Assets	3,241,000	4,320,000

Intellectual property	128,000	—
Related party investment in and option to acquire common shares - Winners, Inc.	135,000	135,000
Total assets	3,504,000	4,455,000

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable and accrued expenses	30,000	144,000
Accounts payable - related parties	—	9,000
Advances from stockholders	7,000	7,000
Total current liabilities	37,000	160,000

Preferred stock, par value $0.001, 10,000,000 shares authorized, 4,000,000 shares issued and outstanding as of December 31, 2020, and September 30, 2020, respectively	50,000	50,000

Stockholders’ Equity:
Common stock, par value $0.0001, 2,000,000,000 shares authorized, 230,660,625 and 220,560,625, shares issued and outstanding as of December 31, 2020 and September 30, 2020, respectively	23,000	22,000
Additional paid in capital	10,136,000	10,001,000
Accumulated deficit	(6,742,000)	(5,778,000)
Total stockholders’ equity	3,417,000	4,245,000

Total liabilities and stockholders’ equity	$3,504,000	$4,455,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLICKSTREAM CORP.
Consolidated Statements of Operations
(unaudited) (not reviewed by Independent Registered Accounting Firm)

	For the Three Months Ended
	December 31,
	2020	2019

Revenues	$—	$—

Operating Expenses:
Research and development	233,000	—
General and administrative	731,000	7,000
Loss from Operations	964,000	7,000

Other Expense
Interest expense	—	2,000
Total Other Expense, net	—	2,000

Net Loss	$(964,000)	$(9,000)

Net loss per share
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	223,664,973	83,438,231

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Clickstream Corp.

Consolidated Statements of Stockholders’ Equity (Deficit)

(unaudited) (not reviewed by Independent Registered Accounting Firm)

			Additional Paid	Accumulated
	Common Stock		in Capital	Deficit	Total
	Shares	Amount

Three-Months Ended December 31, 2020:

Balance, September 30, 2020	220,560,625	$22,000	$10,001,000	$(5,778,000)	$4,245,000

Issuance of common stock for acquisition of Nebula Software Corp.	10,000,000	1,000	127,000	—	128,000

Issuance of common stock for services	100,000	—	8,000	—	8,000

Net loss				(964,000)	(964,000)

Balance, December 31, 2020	230,660,625	$23,000	$10,136,000	$(6,742,000)	$3,417,000

Three-Months Ended December 31, 2019:

Balance, September 30, 2019	83,438,231	$8,000	$2,193,000	$(3,647,000)	$(1,446,000)

Net loss				(9,000)	(9,000)

Balance, December 31, 2019	83,438,231	$8,000	$2,193,000	$(3,656,000)	$(1,455,000)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLICKSTREAM CORP.
Consolidated Statements of Cash Flows
(unaudited) (not reviewed by Independent Registered Accounting Firm)

	For the Three Months Ended
	December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(964,000)	$(9,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of prepaid stock compensation	364,000	—
Effect of changes in:
Prepaid expenses	8,000	(6,000)
Accounts payable and accrued expenses	(123,000)	1,000
Net Cash Used in Operating Activities	(715,000)	(14,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advance to Winners, Inc.	(315,000)	—
Net Cash Used in Investing Activities	(315,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A preferred stock	—	12,000
Net Cash Provided by Financing Activities	—	12,000

Net decrease in Cash	(1,030,000)	(2,000)
Cash at Beginning of Period	3,015,000	—
Cash at End of Period	$1,985,000	$(2,000)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended December 31, 2020 and 2019

(not reviewed by Independent Registered Accounting Firm)

Note 1 – Organization and Operations

The Company was incorporated in the state of Nevada on September 30, 2005 and previously operated under the name Peak Resources Incorporated. In August 2008, we changed our name to Mine Clearing Corporation. On May 2, 2014, the Company acquired all of the outstanding shares of ClickStream Corporation, a Delaware corporation, pursuant to a merger into a wholly-owned subsidiary of the Company. As a result of the merger, we changed our name to Clickstream Corporation (Company) and have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms. The Company’s website address is www.clickstream.technology and our common stock is traded in the OTC Market under the symbol “CLIS”.

The Company has developed a free to play gaming app, WINQUIK, based on an analytics platform that caters to the untapped market of casual users that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target is not the sports betters or the fantasy players, who will join over time, but rather individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games will initially be quick to play quiz type games that allow the user to get involved in around 20 seconds, and then receive results from push notifications. Game types are set up dynamically. Because the format doesn’t change, we can run games nightly for professional sports entities such as the NBA, NHL and NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events can be automated from the backend of the operating system and launched automatically. Application Programming Interface (API) are plugged in to track results in real time, and there is a manual option to allow customs events that can be run through the platform.

In December 2020, the Company acquired Nebula Software Corp. owner of HeyPal, a language exchange platform which allows users from around the world to learn new languages through interactive change and social posts. The Company is currently in the process of commercializing this platform.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in its financial statements, the Company has not yet generated any revenues since its inception. In addition, during the three months ended December 31, 2020, the Company had incurred a net loss of $1,054,000 and used cash in operations of $715,000. These factors, among others, raise doubt about the Company’s ability to continue as a going concern. In addition, our independent auditors, in their report on our audited financial statements for the year ended September 30, 2020, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The Company has a limited operating history, which makes it difficult to evaluate our current business and future prospects. There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many in the sports industry to curtail drastically their operations or to temporarily suspend their operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers.

The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending. The Company’s financial results and prospects are dependent on the sale of these services. The Company’s operations subsequent to September 30, 2020 maybe significantly and negatively impacted.

Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

Note 3 – Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated useful lives of property and equipment, accruals for potential liabilities, certain assumptions used in deriving the fair value of share-based compensation and realization of deferred tax assets.

Stock-Based Compensation

The Company issues shares of Common Stock as share-based compensation to employees and non- employees. The Company accounts for its share-based compensation to employees in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 718, Compensation – Stock Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at anticipated future tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three (3) levels of fair value hierarchy are as follows:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as note receivable, accounts payable and accrued payables and notes and loan payable, approximate their fair values because of the short maturity of these instruments. The Company uses Level 1 inputs for its valuation of its investment. Due to its short term nature, Fair Value equals the recorded value.

Investment

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured using the equity method or measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). We perform a qualitative assessment on an annual basis and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded as part of other (income) expense.

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of shares of convertible preferred stock are excluded from the diluted loss per share calculation if they are determined to be anti-dilutive. As of September 30, 2020 and 2019, basic and diluted shares outstanding are the same as effect of conversion of the preferred shares would be anti-dilutive.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Adopted Accounting Pronouncements

Effective October 1, 2018, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The adoption of ASC 840 did not have any impact to the Company’s financial statements as the Company’s has no lease obligations as of and during the years ended September 30, 2020 and 2019.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 4 – Related Party - Note Receivable, Investment and Option to Acquire Common Shares - Winners, Inc.

The Company completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS) (www.vegaswinners.com). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since certain officers and members’ of the Company’s Board of Directors are also members of Winner’s Inc. Board of Directors. These transactions are as follows:

	12/31/2020	9/30/2020
A. Note Receivable	$515,000	$200,000
B. Investment in Winners, Inc.	35,000	35,000
C. Option to acquire common shares of Winners, Inc.	100,000	100,000
	$650,000	$335,000

D.	Note Receivable

In July, 2020, the Company received a promissory note in the amount of $350,000 from Winners Inc. The note is secured by all tangible and intangible assets of Winners Inc., bears interest at a rate of 10% per annum and will mature on August 11, 2021. Subsequent to the receipt of the promissory note, a total of $150,000 had been collected. The balance of the note receivable as of September 30, 2020 is $200,000.

During the three months ended December 31, 2020, the Company advanced an additional $315,000 to Winners, Inc. The balance as of December 31, 2020 is $515,000.

E.	Investment in Winners Inc.

In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

The Company accounted the investment to Winners Inc. pursuant to ASC 320, Investments - Debt and Equity, as the Company’s equity interest does not give it the ability to exercise significant influence (generally less than 20% of an investee’s equity) and accounts for the investment at fair value. The investment is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. As of September 30, 2020, the investment had a fair value of $35,000, resulting in a loss on investment of $15,000 during the year ended September 30, 2020.

F.	Option to acquire common shares of Winners, Inc.

In August 2020, the Company obtained an option from Thomas Terwilliger, Winners Inc.’s Chief Executive Officer and shareholder, to purchase 14,901,200 common shares owned by him representing approximately 14% of the Winners Inc.’s voting interest for $175,000 for which the Company has provided a $100,000 non-refundable deposit. Once the Company has remitted the remaining $75,000 to Mr. Terwilliger, the option will be exercisable anytime starting on December 1, 2020 through March 31, 2021.

The Company followed the guidance of ASC 321, Investment – Equity Securities and accounted the option at cost of $100,000 at September 30, 2020. Once remaining balance of $75,000 is paid to Mr. Terwilliger and the option is exercised, the Company will account for the common shares to be acquired in accordance with ASC 320, Investments – Debt and Equity

Note 5– Acquisition of Nebula Software Corp.

On December 4, 2020, we entered into a Reorganization and Stock Purchase Agreement with Nebula Software Corp. and the Company whereby all of the shareholders of Nebula exchanged all of their shares of common stock for 10,000,000 newly issued shares of the Company common stock with a fair value of $128,000.

The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Key factors that contributed to the recognition of the SkyAuction goodwill were the opportunity to consolidate and complement existing content operations, trained workforce, proprietary software and operating platform, and the opportunity to generate future synergies with our existing business. The goodwill will not be amortized but will be tested annually for impairment.

The fair values of the intangible assets, as set forth below, were considered provisional at December 31, 2020 and were subject to adjustment. The following table summarizes the provisional fair value of the assets assumed in the acquisition:

Purchase Price Allocation	Fair Value
Consideration Paid:
Common Stock (10,000,000) shares at a fair value of $0.0128 per share)	$128,000
Total consideration paid	$128,000

Purchase Price Allocation:
Goodwill	128,000
Total Purchase Price	$128,000

Note 6– Related Party Transactions

Accounts Payable – Related Parties:

Accounts Payable – Related Parties represents unpaid fees to officers and stockholders for consulting and corporate services rendered to the Company.

During the year ended September 30, 2020, the Company entered into settlement agreements with certain officers and stockholders for the settlement of unpaid fees in the aggregate of $1,123,000 in exchange for cash payment of $100,000 and issuance of 6,750,000 shares of common stock with fair value of $18,000. As a result of these settlement, the Company recorded a gain of $1,005,000 to account the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of a settlement with related parties. As of December 31, 2020 and September 30, 2020, outstanding amounts due to these officers and stockholders amounted to $9,000.

Advances from Stockholders:

Advances from stockholders represents cash advances received from stockholders or expenses paid the stockholders in behalf of the Company.

During the year ended September 30, 2020, the Company recorded advances of $4,000 and paid $8,000. In addition, one stockholder settled advances of $8,000 in exchange for the issuance of 1,000,000 shares of common stock with a fair value of $3,000. As a result of this settlement, the Company recorded a gain of $5,000 to account for the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of settlement with a related party. As of December 31, 2020 and September 30, 2020, outstanding advances from stockholders amounted to $7,000.

Winners Inc.

The Company completed certain transactions with Winners Inc. such as the receipt of promissory note receivable and purchase of equity interest. See Note 4.

Note 7 – Notes Payable Series A Preferred

Issuance of Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of Preferred Stock

The Series A has the following rights and privileges:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the latest of:

d.	The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $5,000,000 in cash proceeds to the Company, net of underwriting discounts;
e.	The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred stock; and
f.	January 1, 2022, as amended

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti- dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully- diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

During the year ended September 30, 2020, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock (Series A) in exchange for cash of $12,000 or $0.0125 per share. In addition, the Company issued 2,000,000 shares of its Series A to two non-related consultants for services rendered and 1,000,000 shares of its Series A to a related party pursuant to a consulting agreement with a total fair value of $38,000 which was based on the cash selling price of the Series A of $0.0125 per share

The Company considered the guidance of ASC 480-10, Distinguishing Liabilities From Equity to determine the appropriate treatment of the Series A shares. Pursuant to ASC 480-10, the Company determined that the Series A shares is an obligation to be settled, at the option of the Company, in cash or in variable number of shares with a fixed monetary value that should be recorded as a liability under ASC 480-10. As a result, the Company recorded the issuance of its Series A for cash and services with a total amount of $50,000 as a liability, Notes Payable – Series A Preferred.

Inherent Compensation

Prior to the issuance of the 4 million Series A shares in December 2019, the market capitalization of the Company was estimated to be $217,000 based upon the Company’s issued and outstanding common stock of 83,438,231 shares. The Company determined that the Series A shareholders were granted an inherent compensation/benefit since the Series A shares are convertible to 400,000,000 shares of common stock that will result in a substantial change in the ownership of the Company upon its conversion. At the date of the issuance of the Series A, holders of the Series A shares on an if converted basis, will potentially own approximately 83% of the Company. As such, the Company recorded stock compensation of $180,000 based upon the estimated market capitalization of the Company and the estimated change in ownership to account for the inherent compensation as a result of the issuance of the Series A shares.

Note 8 - Stockholders’ Equity (Deficit)

Issuance of Common Stock for Services

During the three months ended December 31, 2020, the Company issued a total of 100,000 shares of common stock to a consultant with a fair value of $8,000 for services rendered.

Issuance of Common Stock for Acquisition

During the three months ended December 31, 2020, the Company issued 10,000,000 shares of common stock to acquire 100% of Nebula Software Corp. with a fair value of $128,000.

Note 9 – Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

During the three months ended December 31, 2020, the Company incurred $233,000 of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app and the HeyPal app.

Note 10– Commitments and Contingencies

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding currently pending.

Note 11– Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from September 30, 2020 through the date of issuance of these financial statements.

PART III—EXHIBITS

Item 16.	Index to Exhibits

2.1	Articles of Incorporation*
2.2	Agreement and Plan of Merger*
2.3	Bylaws*
2.4	Articles of Amendment (Series A Convertible Preferred Stock)*
4.1	Form of Subscription Agreement*
6.1	Application Development Agreement dated March 20, 2020 between the Company and InfinixSoft*
6.2	Addendum to Application Development Agreement dated February 23, 2021 between the company and InfinixSoft
6.3	Director Agreement between the Company and Michael O'Hara with addendum*
6.4	Director Agreement between the Company and Frank Magliochetti*
6.5	Addendum to Director Agreement between the Company and Frank Magliochetti
6.6	Director Agreement between the Company and Nicholas Panza*
6.7	Independent Contractor Agreement dated as of February 1, 2020 between the Company and Michael Handelman*
6.8	Addenda to Independent Contractor Agreement dated as of February 1, 2020 between the Company and Michael Handelman
6.9	Consulting Agreement dated December 24, 2019 between the Company and Parcae Capital Corporation*
6.10	Addenda to Consulting Agreement dated December 24, 2019 between the Company and Parcae Capital Corporation*
6.11	Consulting Agreement dated December 24, 2019 between the Company and Leonard Tucker, LLC*
6.12	Addenda to Consulting Agreement dated December 24, 2019 between the Company and Leonard Tucker, LLC*
6.13	Consulting Agreement dated December 24, 2019 between the Company and Capa Partners, Ltd*
6.14	Consulting Agreement dated December 24, 2019 between the Company and Irwin Meyer*
6.15	Vice-President, Program Development Agreement between the Company and Amber Theoharis*
6.16	Addendum to Vice-President, Program Development Agreement between the Company and Amber Theoharis
6.17	Game Show Host and Executive Producer Agreement with Pooch Hall
11	Consent of counsel (included in Exhibit 12)*
12.1	Opinion re: legality
23.1	Consent of Independent Registered Public Accounting Firm

*Filed as an exhibit to the Company’s Offering Statement as amended, which was qualified on June 4, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on March 4, 2021.

CLICKSTREAM CORPORATION

By:	/s/ FRANK MAGLIOCHETTI
Frank Magliochetti, Principal Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Frank Magliochetti		March 4, 2021
Frank Magliochetti	Director, Chief Executive Officer, Chief Financial Officer

/s/ Michael Handelman		March 4, 2021
Michael Handelman	Secretary, Principal Accounting Officer, Director

/s/ Michael J. O’Hara		March 4, 2021
Michael J. O’Hara	Director

/s/ Nicholas Panza		March 4, 2021
Nicholas Panza	Director